UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
 (Exact name of registrant as specified in its charter)

Maryland	001-9106	23-2413352
(Brandywine Realty Trust)

Delaware	000-24407	23-2862640
(Brandywine Operating Partnership, L.P.)	(Commission File Number)	(IRS Employer Identification No.)
(State or Other Jurisdiction of Incorporation or Organization)

555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed in our 2011 Proxy Statement, the compensation of our President and Chief Executive Officer, Gerard H. Sweeney, includes options exercisable for 189,701 common shares with an $11.89 per share exercise price (equal to the closing price of our common shares on the March 2, 2011 award date). As granted, these options vest in three equal annual installments, subject to earlier vesting upon death, disability, qualifying retirement or a change of control. On May 24, 2011, with the full support of Mr. Sweeney, our Compensation Committee modified these options in respect of 101,437 shares to add additional vesting conditions linked to our total shareholder return. The modified portion of the options will vest in whole or in part only if our total shareholder return achieves specified targets, subject to vesting upon death, disability, qualifying retirement or a change of control. We have attached as Exhibit 10.1 to this Form 8-K a copy of the letter agreement that provides for the modification.

Consistent with its pay-for-performance philosophy, our Compensation Committee will implement performance vesting requirements on at least 50% of the long-term equity-based compensation (measured by reference to underlying shares) awarded in 2012 for the Company’s named executive officers, in the aggregate.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 Letter agreement modifying options of President and Chief Executive Officer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/Howard M. Sipzner

Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole
General Partner

By:	/s/Howard M. Sipzner

Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: May 24, 2011